Exhibit (12)






June 27, 2003


CDC Nvest Balanced Fund
CDC Nvest Funds Trust I
399 Boylston Street
Boston, MA  02116


CDC Nvest Growth and Income Fund
CDC Nvest Funds Trust II
399 Boylston Street
Boston, MA  02116


Ladies and Gentlemen:

We have acted as counsel in connection with the Agreement and Plan of Reorganization (the "Agreement"), dated June 17, 2003, between CDC Nvest Balanced Fund (the "Acquired Fund"), a series of CDC Nvest Funds Trust I, a Massachusetts business trust (the "Acquired Trust"), and CDC Nvest Growth and Income Fund (the "Acquiring Fund"), a series of CDC Nvest Funds Trust II, a Massachusetts business trust (the "Acquiring Trust"). The Agreement describes a proposed transaction (the "Transaction") to occur June 27, 2003, or such other date as may be decided by the parties (the "Closing Date"), pursuant to which Acquiring Fund will acquire substantially all of the assets of Acquired Fund in exchange for shares of beneficial interest in Acquiring Fund (the "Acquiring Fund Shares") and the assumption by Acquiring Fund of all of the liabilities of Acquired Fund following which the Acquiring Fund Shares received by Acquired Fund will be distributed by Acquired Fund to its shareholders in liquidation and termination of Acquired Fund. This opinion as to certain U.S. federal income tax consequences of the Transaction is furnished to you pursuant to the Agreement, and capitalized terms not defined herein are used herein as defined in the Agreement.

Acquired Fund is a series of the Acquired Trust, which is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company. Shares of Acquired Fund are redeemable at net asset value, less any applicable sales charges, at each shareholder's option.

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Acquired  Fund has  elected to be a  regulated  investment  company  for federal income tax purposes under Section 851 of the Internal Revenue Code of 1986, as amended (the "Code").


Acquiring Fund is a series of the Acquiring Trust, which is registered under the 1940 Act as an open-end management investment company. Shares of Acquiring Fund are redeemable at net asset value, less any applicable sales charges, at each shareholder's option. Acquiring Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Code.

For purposes of this opinion, we have considered the Agreement, the Acquired Fund Proxy Statement, the Registration Statement (including the items incorporated by reference therein), and such other items as we have deemed necessary to render this opinion. In addition, you have provided us with letters dated as of the date hereof, representing as to certain facts, occurrences, and information upon which you have indicated that we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above), including in particular representations concerning the manner in which each of the Acquiring Fund and the Acquired Fund has historically conducted its business and the manner in which the Acquiring Fund will continue to conduct its business following the Transaction.

Based on the foregoing representations and assumption and our review of the documents and items referred to above, we are of the opinion that for U.S. federal income tax purposes:

     (i)  The Transaction will constitute a reorganization within the meaning of
          Section 368(a) of the Code, and Acquiring Fund and Acquired Fund each will be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

     (ii) No gain or loss will be recognized by Acquiring Fund upon the receipt of the assets of Acquired Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the liabilities of Acquired Fund;

     (iii)The basis in the hands of Acquiring Fund of the assets of Acquired Fund transferred to Acquiring Fund in the Transaction will be the same as the basis of such assets in the hands of Acquired Fund immediately prior to the transfer;

     (iv) The holding periods of the assets of Acquired Fund in the hands of Acquiring Fund will include the periods during which such assets were held by Acquired Fund;

     (v) No gain or loss will be recognized by Acquired Fund upon the transfer of Acquired Fund's assets to Acquiring Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the liabilities of Acquired Fund, or upon the distribution of Acquiring Fund Shares by

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          Acquired Fund to its shareholders in liquidation;

     (vi) No gain or loss will be recognized by Acquired Fund shareholders upon the exchange of their Acquired Fund shares for Acquiring Fund Shares;

     (vii)The aggregate basis of Acquiring Fund Shares an Acquired Fund shareholder receives in connection with the Transaction will be the same as the aggregate basis of his or her Acquired Fund shares exchanged therefor;

     (viii) An Acquired Fund shareholder's holding period for his or her Acquiring Fund Shares will be determined by including the period for which he or she held the Acquired Fund shares exchanged therefor, provided that he or she held such Acquired Fund shares as capital assets; and

     (ix) Acquiring Fund will succeed to and take into account the items of Acquired Fund described in Section 381(c) of the Code. Acquiring Fund will take these items into account subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Regulations thereunder.


In connection with this opinion we call your attention to Revenue Ruling 87-76, 1987-2 C.B.84, published by the Internal Revenue Service ("IRS"). In that ruling, the IRS held that the so-called "continuity of business enterprise" requirement necessary to tax-free reorganization treatment was not met in the case of an acquisition of an investment company which invested in corporate stocks and bonds by an investment company which invested in municipal bonds. Specifically, the IRS based its ruling on its conclusion that the business of investing in corporate stocks and bonds is not the same line of business as investing in municipal bonds. We believe that the IRS's conclusion in this ruling is questionable, and that, even if the IRS's conclusion is correct, the facts of this Transaction are distinguishable from those in the published ruling.

We believe that Acquiring Fund and, in substantial measure and independent of the Transaction, the Acquired Fund are each engaged in the same line of business: actively investing for the benefit of their respective stockholders in the common stocks of companies represented in the S&P 500 index and/or the Russell 1000 index, without focusing on any one industry sector, whose issuers are determined by the manager to be undervalued compared to their earnings growth prospects. After the Transaction, Acquiring Fund will continue that line of business for the benefit of the stockholders of both Acquired and Acquiring Funds. While Acquiring Fund will dispose of certain securities formerly held by Acquired Fund in order to conform with its criteria for the selection of investments, it will apply the same criteria to its own historic investments. All proceeds generated by all such dispositions will be reinvested in a manner fully consistent with the shared historic investment policies of the Acquiring Fund and, with respect to its significant equity investment operations, of Acquired Fund. In these circumstances, we are of the opinion that Acquiring Fund

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will have  continued the historic  business of Acquired Fund for the benefit of, among others, the historic stockholders of Acquired Fund and that the continuity of business enterprise requirement for tax-free treatment of a reorganization will as a result be satisfied. However, because Revenue Ruling 97-76 is the only published ruling dealing specifically with the application of the "continuity of business enterprise" requirement to a reorganization involving investment companies, our opinion cannot be entirely free from doubt. No ruling has been or will be obtained from the IRS as to the subject matter of this opinion and there can be no assurance that the IRS or a court of law will concur with the opinion set forth above.

Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service rulings, judicial decisions, and other applicable authority, all as in effect on the date of this opinion. The legal authorities on which this opinion is based may be changed at any time. Any such changes may be retroactively applied and could modify the opinions expressed above.


Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP